Exhibit 99.1

CONTACTS:
Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS REVENUE OF $222.4 MILLION, ADJUSTED

EBITDA* OF $52.0 MILLION AND ADJUSTED FREE CASH FLOW*

OF $4.3 MILLION FOR FOURTH QUARTER 2008

Full Year Revenue of $857.0 Million and

Adjusted EBITDA of $184.6 Million

ST. LOUIS, February 4, 2009 – Savvis, Inc. (NASDAQ:SVVS), a global leader in IT infrastructure services, today reported its fourth quarter 2008 financial results. For the quarter, Savvis reported revenue of $222.4 million and income from operations of $15.0 million. The company also reported net income of $3.0 million, or $0.06 per share, compared to a loss of ($2.5) million, or ($0.05) per share, in the fourth quarter of 2007.

Revenue in the quarter increased 2%, compared to the third quarter of 2008. This improvement was achieved in spite of the worsening global macro economic environment. On a year-over-year basis, revenue was up 12%, compared to the fourth quarter of 2007. Year-over-year, overall Hosting revenue was up 24%, reflecting continued enterprise adoption of outsourced IT infrastructure solutions.

Adjusted EBITDA in the quarter of $52.0 million was up 9% from the third quarter of 2008 and up 32% from the fourth quarter of 2007. Growth in adjusted EBITDA was the result of improved revenue and a continued focus on cost savings.

For full year 2008, revenue increased 8% over 2007, while adjusted EBITDA improved 15%. The company reported a loss in 2008 of ($9.2) million, or ($0.17) per share, compared to 2007 net income of $250.6 million, or $4.51 per diluted share. The results for 2007 included a $305.7 million gain on the sale of data center and CDN assets and a $45.1 million expense incurred for the extinguishment of subordinated debt.

“I’m just delighted that we hit a new milestone and became adjusted free cash flow positive in the fourth quarter,” said Phil Koen, chief executive officer of Savvis. “We are also pleased with our fourth quarter year-over-year growth in revenue and adjusted EBITDA of 12% and 32%, respectively. However, we are mindful that general economic conditions continue to be weak and that there is considerable economic uncertainty, which we will be facing in 2009.”

Fourth Quarter Financial Results

	Three months ended
US dollars in millions	12/31/08	9/30/08	12/31/07
Colocation	$83.2	$78.4	$62.3
Managed Hosting	$67.7	$66.5	$59.5

Hosting	$150.9	$144.9	$121.8
Network Services	$71.5	$73.5	$76.0

Total Revenue	$222.4	$218.4	$197.8

Cost of Revenue(1)	$126.6	$126.9	$110.2
SG&A Expenses(1)	$43.8	$43.8	$48.2
Non-Cash, Equity-Based Compensation(2)	$2.0	$2.4	$9.0
Income from Operations	$15.0	$11.1	$2.8
Net Income (Loss)	$3.0	($0.6)	($2.5)
Adjusted EBITDA	$52.0	$47.7	$39.4
Adjusted EBITDA Margin	23%	22%	20%

(1)	Both cost of revenue and SG&A expenses exclude depreciation, amortization, accretion, and non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the three months ended December 31, 2008, September 30, 2008, and December 31, 2007, was $0.1 million, $0.2 million and $1.4 million and to SG&A expenses was $1.9 million, $2.2 million and $7.6 million, respectively.

(2)	Non-cash, equity-based compensation was favorably impacted in the three months ended December 31, 2008, and September 30, 2008, by changes in estimated forfeiture rates recorded in those quarters.

Fourth Quarter Results

Total Savvis revenue for the fourth quarter was $222.4 million, an increase of 12% compared to revenue of $197.8 million in the fourth quarter of 2007 and an increase of 2% when compared to $218.4 million of revenue in the third quarter of 2008. When compared to the third quarter of 2008, fourth quarter revenue was negatively impacted by a 16% reduction in average sterling exchange rates between the third and fourth quarters of 2008. On a constant exchange basis, the quarterly sequential growth rate for Hosting revenue would have been 5% and total revenue growth would have been 3%.

Income from operations of $15.0 million showed an improvement from the $2.8 million recorded in the fourth quarter of 2007 and the $11.1 million for the third quarter of 2008. Both the third and fourth quarters of 2008 had favorable non-cash compensation adjustments.

For the fourth quarter, adjusted EBITDA was $52.0 million, an increase of 32% from adjusted EBITDA of $39.4 million in the fourth quarter of 2007 and an improvement of 9% when compared to $47.7 million of adjusted EBITDA in the third quarter of 2008. Adjusted EBITDA margin for the quarter was 23%, which reflected a year-over-year improvement of approximately 300 basis points and a quarter-over-quarter improvement of approximately 100 basis points.

The company’s consolidated net income was $3.0 million in the fourth quarter of 2008, compared to a loss of ($2.5) million in the fourth quarter of 2007 and a loss of ($0.6) million in the third quarter of 2008. Earnings per share were $0.06 in the fourth quarter of 2008, compared to a loss per share of ($0.05) in the fourth quarter of 2007 and ($0.01) in the third quarter of 2008.

Hosting

	Three months ended
US dollars in millions	12/31/08	9/30/08	12/31/07
Colocation	$83.2	$78.4	$62.3
Managed Hosting	$67.7	$66.5	$59.5

Total Hosting Revenue	$150.9	$144.9	$121.8
Percentage change		4%	24%

Overall Hosting revenue was $150.9 million in the fourth quarter, with Managed Hosting contributing $67.7 million, or 45%. Year-over-year, Managed Hosting revenue grew 14%, as outsourced enterprise IT solutions continued to move into the mainstream. On a quarter-over-quarter basis, Managed Hosting revenue grew 2%. While enterprise customers continued to explore outsourced IT solutions for cost savings and other benefits, the internal approval process remained lengthy.

Colocation contributed $83.2 million to overall Hosting revenue in the fourth quarter, or 55%. Year-over-year, Colocation grew 34%, as the industry remained stable throughout 2008. On a quarter-over-quarter basis, Colocation grew 6%, as companies continued to turn to outsourcing during the difficult economic times. This growth reflects the value offered to customers through the company’s new data centers, good utilization and strong pricing.

Network Services

	Three months ended
US dollars in millions	12/31/08	9/30/08	12/31/07
Revenue	$71.5	$73.5	76.0
Percentage change		(3%)	(6%)

In the fourth quarter, Network Services revenue was 32% of overall revenue, or $71.5 million. Network Services revenue for Savvis declined (6%) from the fourth quarter of 2007 and (3%) when compared to the third quarter of 2008.

Highlights

For the fourth quarter of 2008, the Financial Vertical represented 19% of total revenue, or 26% including revenue contribution from Reuters. While Financial Vertical revenue in the quarter showed slight growth over the third quarter of 2008, on a year-over-year basis it was up 21%.

For Hosting, revenue of $150.9 million in the fourth quarter of 2008 represented 24% growth over the fourth quarter of 2007. Software-as-a-service (SaaS) revenue grew 12%, quarter-over-quarter, as the company continued to focus on this exciting new area. For 2009, Savvis expects to be making several Cloud-related product announcements, as the company addresses the specific needs of the enterprise Cloud customer.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $44.9 million in the fourth quarter of 2008, compared to $27.1 million in the fourth quarter of 2007. Cash capital expenditures for the quarter totaled $36.9 million, which included $13.3 million for the build-out of new data centers.

The long-term debt and capital leases for Savvis, as of December 31, 2008, totaled $605.1 million. The company’s cash position at December 31, 2008, was $121.3 million, compared to $116.0 million at September 30, 2008.

Full Year Financial Results

	12 months ended
US dollars in millions	12/31/08	12/31/07	% change
Colocation	$304.3	$258.7	18%
Managed Hosting	$260.2	$215.9	20%

Hosting	$564.5	$474.6	19%
Network Services	$292.5	$309.8	(6%)
Other Services	—	$9.4	—

Total Revenue	$857.0	$793.8	8%

Cost of Revenue(1)	$491.9	$448.6	(10%)
SG&A Expenses(1)	$180.5	$184.5	2%
Non-Cash, Equity-Based Compensation(2)	$23.0	$33.7	32%
Income from Operations(3)	$26.5	$338.0	NM
Net Income (Loss)(4)	($9.2)	$250.6	NM
Adjusted EBITDA	$184.6	$160.8	15%
Adjusted EBITDA Margin	22%	20%	130bps

(1)	Both cost of revenue and SG&A expenses exclude depreciation, amortization, accretion, and non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the 12 months ended December 31, 2008, and December 31, 2007, was $3.3 million and $5.7 million and to SG&A expenses was $19.6 million and $27.9 million, respectively.

(2)	Non-cash, equity-based compensation was favorably impacted in the 12 months ended December 31, 2008, by changes in estimated forfeiture rate recorded in the third and fourth quarters of 2008.

(3)	Includes gain on sale of data center and CDN assets of $305.7 million, for the 12 months ended December 31, 2007.

(4)	Includes gain on sale of data center and CDN assets of $305.7 million and a $45.1 million expense incurred for extinguishment of subordinated debt, for the 12 months ended December 31, 2007.

Full Year Results

For the full year, revenue totaled $857.0 million, or year-over-year growth of 8%. Income from operations was $26.5 million in 2008 and reflects higher depreciation and amortization related to the company’s global data center expansion. Adjusted EBITDA for 2008 was $184.6 million, a 15% improvement over 2007.

Highlights for 2008 include the opening of four new data centers and the completion of the two-phase global data center expansion. In addition, the company introduced its software-as-a-service (SaaS) offering. The company also implemented SAP, reduced headcount and improved productivity, during the year.

Significant year-over-year trends include 17% revenue growth in the Financial Vertical and overall Hosting revenue growth of 19%. For 2008, Colocation revenue improved 18%, while Managed Hosting was up 20%. In addition to strong financials, Savvis refinanced its existing revolving credit facility with Wells Fargo Foothill and established a UK-based facility of approximately 35£ million.

“In an overall difficult environment, we’re pleased we were able to report annual pro forma adjusted EBITDA growth of 26% and, more importantly, established a base for positive free cash flow generation and growth in adjusted EBITDA in 2009,” said Phil Koen.

Financial Outlook

“In 2009, we expect to face a difficult economic environment and, as a result, have factored a cautious view into our guidance,” said Jeff Von Deylen, chief financial officer of Savvis. “We expect our network business to remain under pressure, modest hosting growth, industry-wide IT spending to be down for the year, and that the sales cycle will remain elongated.”

For full year 2009, Savvis expects the following:

•	Potential loss of ~$27 million in annualized revenue related to the American Stock Exchange within the first half of 2009, due to its acquisition by NYSE Euronext

•	Planned December 2008 transition of a client in the Chicago data center, generating ~$5 million in annualized revenue, due to the company’s unwillingness to renew its contract at below-market rates

•	Year-over-year exchange rate volatility revenue impact of ~$12 million, mainly from UK operations

“Against this wider economic backdrop of layoffs, bailouts and disappointing results, Savvis is pleased to be providing guidance metrics that reaffirm its dedication to adjusted EBITDA growth and positive free cash flow in 2009,” said Jeff Von Deylen. “At this point, we are refraining from providing 2009 revenue guidance. The reality is that these are turbulent times, and at present, visibility into 2009 is unclear. However, we will provide updates throughout the year.”

For full year 2009, Savvis is focused on driving the following metrics:

•	Adjusted EBITDA of $185 to $195 million, slightly above 2008

•	Total cash capital expenditures of $110 to $140 million

•	Cash interest expense of approximately $40 to $45 million

•	Free cash flow of $15 to $30 million

Investor Conference Call

Savvis will webcast an investor conference call today, February 4, 2009, at 10:00 a.m. ET. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 802-4290 (toll free in North America) and at (703) 639-1316. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through Wednesday, February 18, at (888) 266-2081 (toll free in North America) and at (703) 925-2533, by using the access code 1326295.

About Savvis

Savvis, Inc. (NASDAQ:SVVS) is an outsourcing provider of managed computing and network infrastructure for IT applications. By outsourcing to Savvis, enterprises can focus on their core business while Savvis ensures the quality of their IT infrastructure. Leading IT organizations around the world have selected Savvis to help them improve their service levels, reduce capital expense and deal with the rising costs of bandwidth, energy, real estate, staff and expertise. As a pioneer in utility computing, Savvis understands and harnesses the latest advances in technology like virtualization, cloud computing and support process automation. For more information about Savvis, visit www.savvis.net

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in Savvis’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2007, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; introduction of, demand for and market acceptance of Savvis’ products and services; variability in pricing for those products and services; merger and acquisition activity by Savvis customers or other customer activity that affects the level of business done with Savvis; rapid evolution of technology; changes in our operating environment; and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, February 4, 2009. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

Savvis includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. “Adjusted free cash flow” represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning adjusted free cash flow because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. “Pro forma” results exclude certain revenue and costs related to exited contracts and sold assets. We have included information concerning pro forma results because we believe they enable investors to better compare current results to results of prior periods. The calculations of adjusted EBITDA and pro forma results are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA and of pro forma results may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue	$222,454	$197,769	$857,041	$793,833
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $65, $1,435, $3,339 and $5,738) (1)	126,704	111,555	495,277	454,333
Sales, general and administrative expenses (including non-cash, equity-based compensation of $1,892, $7,582, $19,630 and $27,944) (1)	45,730	55,809	200,108	212,402
Depreciation, amortization and accretion	35,003	27,631	135,123	94,805
Gain on sales of data center and CDN assets	—	—	—	(305,707)

Total Operating Expenses	207,437	194,995	830,508	455,833

Income from Operations	15,017	2,774	26,533	338,000
Loss on debt extinguishment	—	—	—	45,127
Net interest expense and other	11,599	6,439	32,694	40,896

Income (Loss) before Income Taxes	3,418	(3,665)	(6,161)	251,977
Income tax expense (benefit)	407	(1,173)	2,996	1,386

Net Income (Loss)	$3,011	$(2,492)	$(9,157)	$250,591

Net Income (Loss) per Common Share
Basic	$0.06	$(0.05)	$(0.17)	$4.76

Diluted	$0.06	$(0.05)	$(0.17)	$4.51

Weighted-Average Common Shares Outstanding (2)
Basic	53,460	52,946	53,317	52,689

Diluted	53,669	52,946	53,317	57,215

(1)	Excludes depreciation, amortization and accretion, which is reported separately.

(2)	For the three months ended December 31, 2007, and the year ended December 31, 2008, the effects of including the incremental shares associated with options, unvested restricted preferred units, unvested restricted stock units, unvested restricted stock awards, and the Convertible Notes are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding. For the three months ended December 31, 2008, the effects of including the incremental shares associated with the Convertible notes are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding. For the year ended December 31, 2007, diluted weighted-average common shares outstanding includes 3.2 million common shares, which reflects the dilution impact of the 3% Convertible Notes using the “if-converted” method.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$121,284	$183,141
Trade accounts receivable, net	51,745	51,925
Prepaid expenses and other current assets	23,641	19,548

Total Current Assets	196,670	254,614

Property and equipment, net	736,646	616,584
Other non-current assets	17,693	18,775

Total Assets	$951,009	$889,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Payables and other trade accruals	$41,538	$57,673
Current portion of long-term debt and lease obligations	13,049	6,196
Other accrued liabilities	71,675	101,419

Total Current Liabilities	126,262	165,288

Long-term debt, net of current portion	413,647	351,594
Capital and financing method lease obligations, net of current portion	191,419	162,054
Other accrued liabilities	71,588	59,182

Total Liabilities	802,916	738,118

Stockholders’ Equity:
Common stock	535	530
Additional paid-in capital	762,273	738,950
Accumulated deficit	(593,058)	(583,901)
Accumulated other comprehensive loss	(21,657)	(3,724)

Total Stockholders’ Equity	148,093	151,855

Total Liabilities and Stockholders’ Equity	$951,009	$889,973

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$3,011	$(2,492)	$(9,157)	$250,591
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	35,003	27,631	135,123	94,805
Non-cash, equity-based compensation	1,957	9,017	22,969	33,682
Accrued interest	(354)	(1,687)	5,261	33,860
Gain on sale of data center and CDN assets	—	—	—	(305,707)
Loss on debt extinguishment	—	—	—	45,127
Other, net	649	72	852	(862)
Net changes in operating assets and liabilities, net of effects from sale of assets:
Trade accounts receivable, net	5,587	(3,745)	(1,241)	(4,807)
Prepaid expenses and other current and non-current assets	2,877	2,809	(5,207)	(2,838)
Payables and other trade accruals	(6,192)	(2,647)	(1,360)	(3,546)
Other accrued liabilities	2,340	(1,852)	(1,682)	(22,958)

Net cash provided by operating activities	44,878	27,106	145,558	117,347

Cash Flows from Investing Activities:
Payments for capital expenditures	(36,889)	(100,399)	(246,166)	(348,648)
Proceeds from sale of data center and CDN assets, net	—	—	—	318,530
Other investing activities, net	—	—	—	694

Net cash used in investing activities	(36,889)	(100,399)	(246,166)	(29,424)

Cash Flows from Financing Activities:
Proceeds from long-term debt	5,845	—	62,292	345,000
Proceeds from stock option exercises	—	1,126	907	16,203
Payments for extinguishment of Series A Subordinated Notes	—	—	—	(342,491)
Payments for debt issuance costs	(750)	—	(1,885)	(8,866)
Payments for employee taxes on equity-based instruments	(15)	—	(2,298)	(10,160)
Principal payments under capital lease obligations	(1,673)	(689)	(5,825)	(2,720)
Other financing activities, net	(1,648)	(715)	(5,129)	(869)

Net cash provided by (used in) financing activities	1,759	(278)	48,062	(3,903)

Effect of exchange rate changes on cash and cash equivalents	(4,511)	(228)	(9,311)	428

Net Increase (Decrease) in Cash and Cash Equivalents	5,237	(73,799)	(61,857)	84,448
Cash and Cash Equivalents, Beginning of Period	116,047	256,940	183,141	98,693

Cash and Cash Equivalents, End of Period	$121,284	$183,141	$121,284	$183,141

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$11,276	$10,159	$32,380	$20,309
Cash paid (refunded) for income taxes	275	(112)	1,714	3,667

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
	2008	2007	2008	2008	2007
Revenue:
Colocation	$83,245	$62,293	$78,382	$304,297	$258,672
Managed hosting	67,672	59,482	66,518	260,212	215,946

Total hosting	150,917	121,775	144,900	564,509	474,618

Network services	71,537	75,994	73,463	292,532	309,856
Other services	—	—	—	—	9,359

Total Revenue	$222,454	$197,769	$218,363	$857,041	$793,833

Adjusted EBITDA(1) Reconciliation:
Income from operations	$15,017	$2,774	$11,069	$26,533	$338,000
Depreciation, amortization and accretion	35,003	27,631	34,222	135,123	94,805
(Gain) loss on sales of data center and CDN assets	—	—	—	—	(305,707)
Non-cash, equity-based compensation	1,957	9,017	2,442	22,969	33,682

Adjusted EBITDA	$51,977	$39,422	$47,733	$184,625	$160,780

Headcount	2,280	2,300	2,320	2,280	2,300

(1)	“Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, (gain) loss on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except per square foot amounts)

Hosting Supplemental Information:
	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Data Center Revenue
Colocation	$62,293	$67,908	$74,762	$78,382	$83,245
Managed hosting	59,482	61,308	64,714	66,518	67,672
Hosting area network	17,059	16,922	17,231	17,166	17,711

Total Data Center Revenue	$138,834	$146,138	$156,707	$162,066	$168,628

Average Billed Square Feet (1)
Colocation	539.7	566.7	613.2	631.8	611.3
Managed hosting	16.0	17.2	18.2	19.6	20.5

Total Average Billed Square Feet	555.7	583.9	631.4	651.4	631.8

Average Monthly Data Center
Revenue Per Billed Square Foot (1) (2)
Colocation	$38.5	$39.9	$40.6	$41.4	$45.4
Managed hosting	1,241.5	1,189.9	1,186.3	1,133.2	1,101.4
Hosting area network (3)	10.2	9.7	9.1	8.8	9.3
Total Average Monthly Data Center
Revenue Per Billed Square Foot	$83.3	$83.4	$82.7	$82.9	$89.0

(1)    In the quarter ending June 30, 2008, average billed square feet results were revised for all periods to reflect improved reporting from physical space records within our data centers. Average monthly data center revenue per billed square foot was also recalculated based on the new average billed square feet results.

(2) Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.

(3)    Hosting area network average monthly revenue per billed square foot is calculated as the hosting area network revenue per quarter divided by the total average billed square feet per quarter stated on a monthly basis.

Network Services Supplemental Information:

	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Network Services
Managed network	$45,643	$44,424	$43,989	$43,689	$41,801
Hosting area network	17,059	16,922	17,231	17,166	17,711
Bandwidth	13,292	12,721	12,245	12,608	12,025

Total Network Services	$75,994	$74,067	$73,465	$73,463	$71,537

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Pro Forma Financial Information

(in thousands)

	Three Months Ended				Year Ended December 31, 2007
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Pro Forma Revenue:
Colocation (1)	$57,691	$59,986	$58,559	$62,293	$238,529
Managed hosting	50,304	51,005	55,155	59,482	215,946

Total hosting	107,995	110,991	113,714	121,775	454,475

Network services	80,414	76,900	76,548	75,994	309,856
Other services (2)	—	—	—	—	—

Total Pro Forma Revenue	188,409	187,891	190,262	197,769	764,331

Pro Forma Cost of Revenue (3)	107,814	105,183	110,911	110,120	434,028
Pro Forma Sales, General and Administrative Expenses (4)	46,143	45,151	43,817	48,227	183,338

Pro Forma Adjusted EBITDA (5)	$34,452	$37,557	$35,534	$39,422	$146,965

Non-GAAP and Pro Forma Reconciliations

(1)    Colocation revenue pro forma adjustments reflect the elimination of revenue related to a Microsoft contract exited in connection with the sale of data center assets in June 2007. The first quarter of 2007 also reflects the elimination of $3.6 million related to a one-time customer settlement.

Colocation - as reported	$69,416	$68,404	$58,559	$62,293	$258,672
Pro forma adjustments	(11,725)	(8,418)	—	—	(20,143)

Colocation - pro forma	$57,691	$59,986	$58,559	$62,293	$238,529

(2)    Other services revenue pro forma adjustments reflect the eliminated revenue from content delivery services related to the sale of assets in January 2007 and the elimination of Telerate revenue in connection with Reuters’ acquisition of MoneyLine Telerate.

Other services - as reported	$5,114	$4,245	$—	$—	$9,359
Pro forma adjustments	(5,114)	(4,245)	—	—	(9,359)

Other services - pro forma	$—	$—	$—	$—	$—

(3) Cost of revenue pro forma adjustments reflect the elimination of costs related to the asset sale and exited contract described herein.

Cost of revenue - as reported	$116,675	$113,755	$112,348	$111,555	$454,333
Non-cash, equity-based compensation	(1,359)	(1,507)	(1,437)	(1,435)	(5,738)
Pro forma adjustments	(7,502)	(7,065)	—	—	(14,567)

Cost of revenue - pro forma	$107,814	$105,183	$110,911	$110,120	$434,028

(4) Sales, general and administrative pro forma adjustments reflect the elimination of costs related to the asset sale and exited contract described herein.

Sales, general, and administrative - as reported	$53,171	$52,321	$51,101	$55,809	$212,402
Non-cash, equity-based compensation	(6,420)	(6,658)	(7,284)	(7,582)	(27,944)
Pro forma adjustments	(608)	(512)	—	—	(1,120)

Sales, general and administrative - pro forma	$46,143	$45,151	$43,817	$48,227	$183,338

(5)    “Pro Forma Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, (gain) loss on sales of assets, non-cash, equity-based compensation, and adjustments made to eliminate the results of operations related to the asset sale and exited contract described herein. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Pro Forma Adjusted EBITDA Reconciliation:
Income from operations - as reported	$138,955	$192,537	$3,734	$2,774	$338,000
Depreciation, amortization and accretion - as reported	21,645	22,787	22,742	27,631	94,805
(Gain) loss on sales of data center and CDN assets - as reported	(125,198)	(180,846)	337	—	(305,707)
Non-cash, equity-based compensation - as reported	7,779	8,165	8,721	9,017	33,682
Pro forma adjustments	(8,729)	(5,086)	—	—	(13,815)

Pro Forma Adjusted EBITDA	$34,452	$37,557	$35,534	$39,422	$146,965